TERMINATION AGREEMENT

     This Termination Agreement (the "Agreement") is entered into as of this 13th day of October, 1994, by and among LIVE Entertainment Inc., a Delaware corporation ("LIVE"), Carolco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LIVE ("CAC"), and Carolco Pictures Inc., a Delaware corporation ("Carolco").

                              W I T N E S S E T H

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of August 10, 1994 (the "Merger Agreement");

     WHEREAS, Section 11.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated and the proposed merger contemplated (the "Merger") thereby abandoned by mutual consent of LIVE and Carolco, as authorized by their respective Boards of Directors; and

     WHEREAS, the Boards of Directors of LIVE and Carolco deem it desirable and in the best interest of their respective corporations to terminate the Merger Agreement and abandon the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

     1. TERMINATION. Upon execution of this Agreement, each of the parties hereto agrees that (i) the Merger Agreement shall, automatically and without further action, terminate and be void and of no further force and effect, (ii) all rights and obligations of the parties under the Merger Agreement shall be terminated, (iii) the Merger shall be abandoned, and (iv) notwithstanding anything to the contrary contained in the Merger Agreement, there shall be no further liability thereunder on the part of Carolco, LIVE or CAC or their respective officers or directors, except as set forth herein.

     2. FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party which incurred such costs and expenses, except that the legal fees and expenses incurred through the date of this Agreement in connection with the preparation of the draft registration statement and proxy statement/prospectus relating to the Merger will be shared equally by LIVE and Carolco. Promptly after execution hereof, LIVE and Carolco shall agree on the total amount of such fees and expenses.

     3. CONFIDENTIALITY; RETURN OF DOCUMENTS. Notwithstanding the termination of the Merger Agreement, the parties hereto agree to continue to abide by and be bound by the provisions concerning confidentiality of non-public information and return of documents set forth in Section 9.5 of the Merger Agreement.

     4. REPRESENTATIONS AND WARRANTIES. Each of LIVE and CAC hereby, jointly and severally, represent and warrant to Carolco, and Carolco hereby represents and warrants to LIVE and CAC, as follows:

          (a) Such corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own its property and carry on its business as now being conducted, and is duly qualified to do business, and is in good standing, in California.

          (b) Such corporation has all requisite corporate power and authority to enter into and execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such corporation, the performance by such corporation of its obligations hereunder, and the consummation by such corporation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such corporation including, without limitation, the approval of its Board of Directors, and no other act or proceeding on the part of such corporation is necessary to authorize the execution, delivery and consummation of this Agreement or the transactions contemplated hereby.

          (c) This Agreement has been duly and validly executed and delivered by such corporation and (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding obligation of such corporation enforceable against such corporation in accordance with its terms, except (i) as its obligations may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights generally, and (ii) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

          (d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, breach, conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of such corporation

          (e) Such corporation has not assigned or in any other way conveyed, transferred or encumbered all or any portion of any Claims (as defined in Section 5 below) covered by the Mutual Releases set forth in Section 5 below.

     5.   MUTUAL RELEASE.

          (a) As a condition of the termination of the Merger Agreement and as a material inducement for the parties hereto to enter into this Agreement:

               (i) Each of LIVE and CAC, for themselves, their successors, agents, affiliates and assigns, hereby fully and forever waives, remises, releases, and discharges Carolco and its affiliates, successors and assigns, agents, employees, consultants, representatives, stockholders, officers, and directors, past and present, from any and all rights, obligations, claims, liabilities, losses, damages, causes of action, actions, suits, demands, judgments, choses in action, residual claims or other claims or actions of any kind (collectively, "Claims"), if any, LIVE or CAC has had, may have had, now has or hereafter can, shall or may have against Carolco, of any kind or nature, by reason of or with respect to (a) the Merger Agreement, (b) the Merger, (c) any and all documents, filings, announcements or releases related to the Merger Agreement or the Merger, and (d) any alleged third-party beneficiary rights arising from the Merger Agreement or the Merger (collectively, (a), (b), (c) and (d) are sometimes referred to herein as the "Released Matters"); and

               (ii) Carolco, for itself, its successors, agents, affiliates and assigns, hereby fully and forever waives, remises, releases, and discharges LIVE and CAC and their respective affiliates, successors and assigns, agents, employees, consultants, representatives, stockholders, officers, and directors, past and present, from any and all Claims Carolco has had, may have had, now has or hereafter can, shall or may have against LIVE or CAC, of any kind or nature, by reason of or with respect to the Released Matters.

          (b)  Notwithstanding anything to the contrary contained in (a)(i) or
(a)(ii) above, the Released Matters shall not include any Claims in connection with or arising out of the litigation currently pending in the Court of Chancery in the State of Delaware, known as Ballan v. F.J. Afman, et al., Civil Action No. 13435.

          (c) Each of LIVE, CAC and Carolco acknowledges and agrees that the releases set forth in (a)(i) and (a)(ii) above (the "Mutual Releases") apply to all claims for losses, whether the losses are known or unknown, foreseen or unforeseen, patent or latent. Each of LIVE, CAC and Carolco expressly understands and acknowledges that Section 1542 of the Civil Code of California provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor."

          (d) Each of LIVE, CAC and Carolco hereby specifically waives any rights it may have under Section 1542 of the Civil Code of California to the extent such section may be deemed applicable to such party, as well as the provisions of all comparable, equivalent, or similar statutes and principles of common law of California, Delaware or any other jurisdiction and acknowledges and agrees that this waiver is an essential term of this Agreement. Each of LIVE, CAC and Carolco has been advised by legal counsel and understands and acknowledges the significance and consequences of the Mutual Releases and the specific waiver of Section 1542 and similar laws.
Each of LIVE, CAC and Carolco understands and acknowledges that the significance and consequence of the waiver of Section 1542 and similar laws is, among other things, that even if it should suffer additional losses arising out of the Released Matters, it will not be able to make any claim for such losses. Furthermore, each of LIVE, CAC and Carolco acknowledges that it intends these consequences even as to claims for losses that may exist as of the date of this Agreement but which it does not know exist, and which, if known, would materially affect its decision to enter into the Mutual Releases, regardless of whether its lack of knowledge is the result of oversight, error, negligence, or any other cause.

          (e) If any term or provision of the Mutual Releases is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms and provisions of the Mutual Releases shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of the Mutual Releases (including, without limitation, all portions of any section of the Mutual Releases containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable; provided, however, that LIVE and CAC, on the one hand, and Carolco, on the other hand, acknowledge and agree that the releases set forth in (a)(i) and
(a)(ii) above are mutual, and in no event shall either the release set forth in (a)(i) or the release set forth in (a)(ii) be construed in a manner broader or more limited than the other release.

     6. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws of choice of law, or conflicts of law, of that or any other jurisdiction.

     7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; but such counterparts together shall constitute but one and the same instrument.

     8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     9. ADDITIONAL ASSURANCES. The parties hereto hereby expressly agree to sign and execute any and all additional documents and to use their best efforts to take any other actions as may be reasonably necessary or appropriate to carry out the intent of this Agreement.

     IN WITNESS WHEREOF, LIVE, CAC and Carolco have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                              LIVE ENTERTAINMENT INC.


                            By:/s/ Robert P. Denton
                               --------------------------
                              Name:  Robert Denton
                              Title:  Vice President
ATTEST:

/s/ Michael J. White
- --------------------------
Name:  Michael J. White
Title:  Secretary

                              CAROLCO ACQUISITION CORP.


                            By:/s/ Steven E. Mangel
                               --------------------------
                              Name:  Steven E. Mangel
                              Title:  Senior Vice President
ATTEST:

/s/ Michael J. White
- --------------------------
Name:  Michael J. White
Title:  Secretary


                              CAROLCO PICTURES INC.


                            By:/s/ Robert W. Goldsmith
                               --------------------------
                              Name:  Robert W. Goldsmith
                              Title:  Senior Vice President
ATTEST:

/s/ William Shpall
- --------------------------
Name:  William Shpall
Title:  Executive Vice President